UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 5, 2015

EXELIXIS, INC. (Exact name of registrant as specified in its charter)

Delaware	000-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.
South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Named Executive Officer Compensation
2015 Salaries and Target Bonus Percentages. On February 5, 2015, the Board of Directors (the “Board”) of Exelixis, Inc. ("Exelixis" or the “Company”), upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved the 2015 base salaries and 2015 target cash bonus program and amounts, expressed as a percentage of 2015 base salaries, for the Company’s principal executive officer, principal financial officer and other named executive officers as defined under applicable securities laws (together the "Executive Officers"). The 2015 target cash bonus program percentages are the same as those for 2014. Cash bonuses under the 2015 bonus program are discretionary, but the Compensation Committee sets bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and takes into account the achievement of company-wide and applicable department performance objectives. The company’s goals for 2015 were approved by the Board and include both research and development and business goals. The Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Executive Officer’s department contributed to the Company’s overall success. Whether or not a bonus is paid for 2015 is within the discretion of the Board. The actual bonus awarded for 2015, if any, may be more or less than the target, depending on individual performance and the achievement of the Company’s overall objectives.
The 2015 base salaries and 2015 target cash bonus amounts for each of our Executive Officers are set forth below:

Named Executive Officer	2015 Annual Base Salary	2015 Target Cash Bonus (% of 2015 Base Salary)
Michael M. Morrissey, Ph.D.	$800,000	60%
President and Chief Executive Officer (principal executive officer)
Deborah Burke	$327,600	45%
Senior Vice President and Chief Financial Officer (principal financial officer)
Gisela M. Schwab, M.D.	$550,181	45%
Executive Vice President and Chief Medical Officer
Pamela A. Simonton, J.D., LL.M.	$340,878	45%
Executive Vice President, Exelixis
 Additional information regarding compensation of the Executive Officers, including the factors considered by the Compensation Committee in determining compensation, will be included in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.
2014 Bonus Payments. On February 5, 2015, the Board, upon recommendation of the Compensation Committee, and in support of the Company's cash conservation efforts, determined that cash bonuses would not be paid to the Company’s Executive Officers for their 2014 performance.

Equity Awards
On February 5, 2015, the Compensation Committee recommended to the Board, and the Board approved, the grant of performance-based compensatory stock options (“Performance Options”) to the Company's Executive Officers under Exelixis’ 2014 Equity Incentive Plan (the “2014 Plan”). The Performance Options were granted to the Executive Officers to align their focus with key corporate priorities.
Vesting of the Performance Options is subject to the achievement of certain clinical, regulatory and commercialization goals set by the Compensation Committee and approved by the Board. Each goal relates to Exelixis’ development program for cabozantinib in renal cell cancer (“RCC”), including METEOR, Exelixis’ phase 3 pivotal trial of cabozantinib in metastatic RCC. The Performance Options will vest in full or in part only upon achievement of these goals. If the Compensation

Committee concludes that a performance goal has not been achieved by a specified date, the Performance Options with respect to that performance goal will be forfeited.
The Performance Options are evidenced by Stock Option Grant Notices and Stock Option Agreements (“Stock Option Agreements”), which, together with the 2014 Plan, set forth the terms and conditions of the Performance Options. The Performance Options have an exercise price of $1.90 per share, the fair market value of Exelixis common stock on the date of grant, and expire seven years from the date of grant or earlier upon forfeiture or following termination of continuous service with Exelixis. As a general matter, any portion of an Executive Officer’s Performance Option that has vested will expire three months after such Executive Officer’s termination of continuous service, subject to extension under the Exelixis, Inc. Change in Control and Severance Benefit Plan as described below. Vesting of the Performance Options will cease upon termination of continuous service with Exelixis for any reason. Each of the Executive Officers is a party to the Exelixis, Inc. Change in Control and Severance Benefit Plan, which provides for acceleration of vesting and extended exercisability of the Performance Options in the event of certain specified change in control events involving Exelixis.
The number of shares subject to the Performance Options granted to the Executive Officers on February 5, 2015, are as follows:

Name	Number of Shares Subject to Performance Options
Michael M. Morrissey, Ph.D. President and Chief Executive Officer (principal executive officer)	450,000
Gisela M. Schwab, M.D. Executive Vice President and Chief Medical Officer	250,000
Deborah Burke Senior Vice President and Chief Financial Officer (principal financial officer)	175,000
Pamela A. Simonton, J.D., LL.M. Executive Vice President, Exelixis	125,000
The foregoing is only a brief description of the material terms of the Performance Options, does not purport to be complete and is qualified in its entirety by reference to the 2014 Plan and the form of Stock Option Agreement under the 2014 Plan. The 2014 Plan was filed as Exhibit 10.1 to Exelixis’ Current Report on Form 8-K, filed with the SEC on May 29, 2014, and the form of Stock Option Agreement under the 2014 Plan was filed as Exhibit 10.2 to Exelixis’ Quarterly Report on Form 10-Q, filed with the SEC on July 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

February 11, 2015	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary